SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM SB-2
Registration Statement
Under the Securities Act of 1933

Advanced Minerals Technologies, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       Wyoming                                                 83-0331052
(State or other jurisdiction      (Primary Standard         (I.R.S. Employer
  of incorporation or         Industrial Classification      Identification
    organization)                  Code Number)                  number

                                                Charles D. Hamilton
233 Rogue River Highway                       233 Rogue River Highway
     PMB 1074                                        PMB 1074
Grants Pass, Oregon 97527                    Grants Pass, Oregon 97527
 (Address, and telephone number          (Name, address and telephone number
of principal executive offices)               of agent for service)

Copies to:
Ms. Jody Walker ESQ.
7841 South Garfield Way
Centennial, CO 80122
Phone 303-850-7637 Fax 303-220-9902

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [ ]

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF   AMOUNT     PROPOSED         PROPOSED
SECURITIES TO BE         BEING      MAXIMUM           MAXIMUM      AMOUNT OF
REGISTERED               REGISTERED OFFER PRICE      AGGREGATE    REGISTRATION
                                    PER SHARE        OFFER PRICE      FEE(1)
Common Stock (1)  1,500,000   $2.00      $3,000,000   $353.10
                 ----------              ----------   -------
Total                                    $3,000,000   $353.10

(1) Represents common stock being sold in this offering.

The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting in accordance with Section 8(a), may determine.

Preliminary Prospectus Dated February 13, 2006.  SUBJECT TO COMPLETION

Up to a Maximum of 1,500,000 Common Shares,

$3,000,000
Advanced Minerals Technologies, Inc.

Advanced Minerals is registering 1,500,000 common shares for the aggregate offering price of $3,000,000 or $2.00 per common share.


Prior to the date hereof, there has been no trading market for our common shares.

Consider carefully the risk factors beginning on page 9 in this prospectus.

The offering will commence on the effective date of this prospectus and will terminate on or before December 31, 2007.

Our officers and directors will sell the common shares ourselves and we do not plan to use underwriters or pay any commissions. We will be selling our common shares using our best efforts and no one has agreed to buy any of our common shares. There is no minimum amount of common shares we must sell so no money raised from the sale of such common shares will go into escrow, trust or another similar arrangement.

Neither the SEC nor any state securities commission has approved these common shares or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Proceeds of the Offering
                                  Per Common Share        Total
Offering Price                         $2.00           $3,000,000
Proceeds to Advanced Minerals,
before expenses                        $2.00           $3,000,000

The amount as shown in the preceding table does not reflect the deductions of (1) general expenses payable by Advanced Minerals and (2) fees payable in connection with legal and accounting expenses incurred in this offering. These expenses are estimated to be $27,353 if the total offering amount is obtained.

TABLE OF CONTENTS

Prospectus Summary                                                 6
Risk Factors                                                       7
Forward Looking Statements                                        12
Use of Proceeds                                                   12
Plan of Distribution                                              13
Business Operations                                               14
Dilution                                                          18
Dividend Policy                                                   19
Determination of Offering Price                                   19
Management's Discussion and Analysis of Financial
  Condition and Results of Operations                             20
Management                                                        23
Security Ownership of Certain Beneficial Owners
  and Management                                                  26
Certain Relationships and Related Transactions                    25
Description of Capital Stock                                      27
Shares Eligible for Future Sale                                   28
Disclosure of Commission Position on Indemnification              29
  for Securities Act liabilities
Market for Common Stock and Related Stockholder
  Matters                                                         29
Experts                                                           30
Legal Proceedings                                                 30
Legal Matters                                                     30
Where You Can Find More Information                               30
Financial Statements                                              31
Prospectus Cover Page                                             49
Information Not Required in Prospectus                            52
Exhibits                                                          52
Undertakings                                                      52
Signatures                                                        54

PROSPECTUS SUMMARY

To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 7 and the financial statements beginning on page 35.

Operations.                   Advanced Minerals has not begun
operations.   Advanced Minerals will
process, market and distribute OR-GRO, an altered and mineralized volcanic clay classified as pyrophyllite that when used as a soil amendment, enhances the growth and health of plants.

Advanced Minerals has obtained title to
10 million tons of proven reserves and an additional 1440 acres of property showing, using Geo-Chem test, high grade material also Advanced Minerals has options to purchase the entire deposit.

The Offering                  Advanced Minerals hereby offers up to
1,500,000 common shares at $2.00 per
common share.

                              There is no minimum investment and no
minimum-offering amount.

Common stock
 Outstanding                  15,788,807

Common shares to be
 Outstanding after
 Offering                     17,288,807

Percent of common shares
 owned by current
 shareholders after
 maximum offering             87%

Gross Proceeds After
 Maximum Offering             $3,000,000

Use of Net Proceeds           The net proceeds, if the total offering
amount is obtained, would be $2,972,647
and will be used for corporate operations and possible expansion as follows:

Purchase of property            $ 100,000
Portable plant                    250,000
Small wood chip furnace           250,000
Collector                          30,000
Packaging equipment                25,000
Building including permits        300,000
Packaging costs                    65,400

Building lease and utilities       55,200
Mine/Processing costs             102,240
Working capital                 1,794,807
                             ------------
Total Net Proceeds            $ 2,972,647

Market for our
common stock                 There is no market for our common stock


RISK FACTORS

Our business is subject to material risks as described below.

1. We cannot offer any assurance as to our future financial results. You may lose your entire investment.

We have not received any material income from operations to date and future financial results are uncertain. We cannot assure you that Advanced Minerals can operate in a profitable manner. We have an
accumulated deficit of $(63,569) as of September 30, 2005.   Further,
we do not expect positive cash flow from operations in the near term. Prior to the commencement of material operations, we anticipate that we will incur increased operating expenses without realizing any material revenues. We therefore expect to incur significant losses into the foreseeable future. Continuing losses may exhaust our limited capital resources and force us to discontinue operations. Even if we obtain financing and/or future revenues sufficient to commence and expand operations, increased production or marketing expenses would adversely
affect liquidity of Advanced Minerals.   We may never become
profitable.

2. We do not have an active market in our securities. If our common stock has no active trading market, you may not be able to sell your common shares at all.

Currently there is no public market whatsoever for our securities. We will obtain a market maker to file an application with the NASD on our behalf so as to be able to quote the common shares on the OTC Bulletin Board maintained by the NASD commencing upon the effectiveness of our registration statement of which this prospectus is a part. There can be no assurance as to whether such market maker?s application will be accepted by the NASD. If the application is accepted, there can be no assurances as to whether any market for our common shares will develop or the prices at which our common stock will trade. We are not permitted to file such application on our own behalf. If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market.

Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for our common shares, developments affecting our business, including the factors referred to elsewhere in these Risk Factors, investor perception of Advanced Minerals and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for our common shares. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

3. Our stock will be a ?penny stock? under the federal securities regulation. The special rules applicable to the sale of penny stocks may make our stock less liquid and harder for investors to buy and sell our shares.

Under the rules of the Securities and Exchange Commission, Advanced Minerals? common stock will come within the definition of a ?penny stock? because the price of Advanced Minerals? common stock on the OTC Bulletin Board is below $5.00 per share. As a result, Advanced Minerals? common stock will be subject to the "penny stock" rules and regulations. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:
   - Make a suitability determination prior to selling penny stock to the purchaser,
   -   Receive the purchaser's written consent to the transaction; and
   -   Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell Advanced Minerals? common stock, and may affect the ability to resell Advanced Minerals? common stock. An investment in our securities is not likely to be very liquid, and because of the additional requirements, many brokers do not participate in penny stock transactions. As a result, you may have a harder time buying or selling our shares.

4. We are dependent on our officer. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

Our success is dependent upon, among other things, the services of Charles D. Hamilton, CEO, president and director. Should we for some unknown reason lose Mr. Hamilton we have two directors, Don Chapman founder of Burke Marketing research with clients like Kraft Foods, Proctor and Gamble, BMW, United Airlines and McDonalds and Lee Meyer founder of Stretch Coat and Omni International who are capable of taking the company over. We do not have key-man life insurance policy for these key personal. The expansion of our business will place further demands on existing management and future growth.

Profitability will depend, in part, on our ability to hire and retain the necessary personnel to operate our business. There is no certainty that we will be able to identify, attract, hire, train, retain and motivate other highly skilled technical, administrative, managerial, marketing and customer service personnel. Competition for such personnel are intense and there is no certainty that we will be able to successfully attracts, integrate or retain sufficiently qualified personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

5. Your vote may not affect the outcome of any shareholder vote since our principal stockholders will retain approximately 49.97% of our outstanding stock.

Upon the completion of this offering, Ray Huckaba, Gary Arthur, Charles
D. Hamilton and Rogue Silicates, Inc., principal shareholders, will retain approximately 49.97% of our outstanding stock, assuming all of the 1,500,000 common shares being registered on his behalf are sold in this offering. For instance, they may be able to control the outcome of all stockholder votes, including votes concerning director elections, charter and by-law amendments and possible mergers, corporate control contests and other significant corporate transactions.

6. Estimates of proven and probable reserves may vary substantially from actual results.

There are numerous uncertainties inherent in estimating quantities of proven and probable reserves, including many factors beyond our control. Estimates of economically proven and probable reserves and future net cash flows necessarily depend upon a number of variable factors. These include historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future pyrophyllite prices, future operating costs, severance and excise taxes, development costs and reclamation costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of clay attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of future net cash flows expected from them prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances will likely be material. As a result, prospective holders should not place undue reliance on the clay reserve data included herein.

7. We may not be able to continue acquiring clay reserves that are economically recoverable.

Our recoverable reserves decline as we process the clay. We have not yet applied for the permits required or developed the mines necessary to use all of our reserves. Furthermore, we may not be able to mine all of our reserves as profitably as we do at our current operations. At present we have enough proven reserves that are permitted to mine for 40 years, during this time we will be applying for permits for drilling the 1440 acres owned by Advanced Minerals also leased property from Rogue Silicates and World Organics for a total of 4160 acres. Our inability to conduct successful exploration and development activities or to acquire properties containing economically recoverable reserves would adversely affect our future results. Our current strategy includes increasing our reserve base through acquisitions of leases and complementary producing properties and continuing to use our existing properties.

We cannot assure you that our planned development and exploration projects and acquisition activities will allow us to obtain significant additional reserves or that we will have continuing success developing additional mines. Most of our excavating operations are conducted on properties we own or lease. Because title to most of our leased properties and mineral rights are not thoroughly verified until a permit to mine the property is obtained, our right to mine some of our reserves may be materially harmed if defects in title or boundaries exist. In addition, in order to develop our reserves, we must procure various governmental permits. We cannot predict whether we will continue to receive the permits necessary to operate profitably in the future. We may not be able to negotiate new permits from the government or from private parties, obtain excavating contracts for properties containing additional reserves, or maintain our leasehold interest in properties on which excavating operations have not begun during the term of the lease.

8. Excavating operations are vulnerable to weather and other conditions beyond our control.

Conditions beyond our control can increase the cost of excavating at particular mines for varying lengths of time. These conditions include weather and natural disasters, such as heavy rains and flooding, unexpected maintenance problems, variations in clay thickness, variations in the amount of rock and soil overlying the clay deposit, variations in rock and other natural materials and variations in geological and other conditions.

9. The cost of compliance of government regulation may decrease our profitability.

We use open pit excavating wherever possible because it allows us to recover more clay per acre and facilitates the permitting of larger projects, which allows excavating to continue over a longer period of time than would be the case using other excavating methods.

Federal, state and local authorities regulate the mining industry on a wide range of matters that affect our operations, including:

      ? 	Limitations on land use,

	? 	Permitting requirements,

	? 	Air quality standards,

	? 	Water pollution,

	? 	Plant and wildlife protection,

	? 	Reclamation and restoration of excavating properties after
excavating is completed,

	? 	The discharge of materials into the environment

	? 	The effects that excavating has on groundwater quality and
availability.

Since regulatory requirements as to these matters could have a material adverse effect on our business, financial condition and results of operations, we have provided a NEPA study and have obtained excavating permitting as required by various federal, state and local authorities including data pertaining to the impact that any proposed exploration for or production of clay may have upon the environment.

Excavating operations require numerous governmental permits and approvals. We may be required to prepare and present to federal, state or local authorities data pertaining to the impact that any proposed exploration for or production of clay may have upon the environment. It may be costly and time-consuming to comply with these requirements and may delay commencement or continuation of exploration or production operations. However with the permitting now in place we will have over 40 years to address that problem.

New legislation regulations or orders may materially adversely affect our excavating operation, our cost structure or our customer?s ability to use clay, and since we fall into the guidelines already affecting the sand and gravel industry we do not expect any new regulations that would be beyond those affecting that industry.

     Reclamation and Mine Closure Accruals. Federal and state statutes require us to restore mine property in accordance with specific standards and to have an approved reclamation plan, and require that we obtain and periodically renew permits for excavating operations. We currently have these permits and approved reclamation plans with the above agencies, and intend to maintain and renew these permits and plans as required.

     Impact of Air Quality Regulations on Clay Consumption.   The Federal
Clean Air Act, including the Clean Air Act Amendments of 1990, and corresponding state laws that regulate this should have an impact similar to current regulations affecting the sand and gravel industry.

	Mine Safety and Health. Federal and state safety health regulations in the clay excavating industry should be comparable to that of the sand and gravel industry and as such we would expect to follow those regulatory guidelines.

FORWARD LOOKING STATEMENTS

The statements contained in this prospectus that are not historical fact are forward-looking statements which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. We have made the forward-looking statements with management's best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of Advanced Minerals, and results achieved during the period covered by any particular projections and other forward-looking statements should not be regarded as a representation by AMT, or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.


USE OF PROCEEDS

If the maximum offering amount is reached, Advanced Minerals shall receive gross proceeds of $3,000,000. Based on Advanced Minerals? present plans, which represent the existing and anticipated business conditions, Advanced Minerals intends to apply the estimated net proceeds of the maximum offering and at intervals less than $3,000,000 over the next twelve months as follows:

Gross proceeds                $ 3,000,000    $ 2,000,000     $ 1,000,000       $ 500,000
Offering expense                   27,353         27,353          27,353          27,353
                              -----------    -----------     -----------       ---------
Net proceeds                  $ 2,972,647    $ 1,972,647     $   972,647       $ 472,647

Purchase of property          $   100,000    $   100,000     $   100,000       $ 100,000
Portable plant                    250,000        250,000         250,000
Small wood chip furnace           250,000        250,000         250,000
Collector                          30,000         30,000          30,000          30,000
Packaging equipment                25,000         25,000          25,000          25,000
Building including permits        300,000        300,000
Packaging costs                    65,400         65,400          65,400          65,400




Building lease and utilities       55,200         55,200          55,200          55,200
Mine/Processing costs             102,240        102,240         102,240         102,240
Working capital                 1,794,807        794,807          94,807          94,807
                              -----------     ----------     -----------      ----------
Total use of Proceeds         $ 2,972,647     $1,972,647     $   972,647       $ 472,647

If less than $500,000 is raised, the priority of the use of proceeds shall be to first land and building lease, utilities, mining and processing cost, packaging cost and working capital before paying for any other proposed use of proceeds purpose.

If the offering is conducted through a National Association of Securities Dealers, Inc. member firm, standard NASD commissions will be paid.

The foregoing use of proceeds is a good faith estimate and is not conclusive. If the board of directors of Advanced Minerals deems it necessary and in Advanced Minerals? best interest to modify the use of the proceeds at a later time, it will do so.


PLAN OF DISTRIBUTION

We will sell the common shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares using our best efforts and no one has agreed to buy any of our shares. There is no minimum amount of shares we must sell so no money raised from the sale of our stock will go into escrow, trust or another similar arrangement.

Charles D. Hamilton, an officer and director, is offering the common shares. Mr. Hamilton will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell the common shares. No sales commission will be paid for common shares sold by Mr. Hamilton.

Mr. Hamilton is not subject to a statutory disqualification and is not an associated person of a broker or dealer. Additionally, Mr. Hamilton primarily performs substantial duties on behalf of Advanced Minerals otherwise than in connection with transactions in securities.

Mr. Hamilton has not been a broker or dealer or an associated person of a broker or dealer within the preceding 12 months and he has not participated in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of Rule 3a4-1 of the Securities Exchange Act of 1934.

The offering will commence on the effective date of this prospectus and will terminate on or before December 31, 2007.

Our common stock is not traded over the counter.   We intend to apply
for the listing of our common stock on the Over The Counter Bulletin
Board.

BUSINESS OPERATIONS

Organization

Advanced Minerals was incorporated as Swan Land and Cattle Company in the state of Wyoming on November 9, 1999. On November 17, 1999, the name was changed to U.S. Sonix, Inc. On March 27, 2000, the name was changed to Advanced Minerals Technologies, Inc.

Operations

Advanced Minerals is formulating plans to process, market and distribute mineralized clay classified as pyrophyllite.

On April 20, 2000, Advanced Minerals acquired the mineral interest of pryophyllite ore in Oregon from Rogue Silicates, Inc., a then non-affiliate. The entity was Bruce Mesman. Advanced Minerals agreed to buy 10,000,000 tons of pyrophyllite for 5,000,000 shares of common share. The stock has been valued at its par value of $.001 per share

Transportation from the mine site utilizes a four-mile Forest Service road. The road is a gravel, one lane access with turnouts. The mill site is located just before the access road intersects with a state highway. The mill site is ten acres with ample space for processing and storage

Manufacturing

Satisfying production schedules to specification is our primary manufacturing goal. Excavation, drying, milling and packaging are the main manufacturing process.

Excavating

The clay is soft so removal and loading are not a complicated process. Space at the site is adequate for this operation. The variables include weather, impurities and volume.

Weather

The weather will impact the process. From December into May, snow normally covers the area. During the summer, temperatures can exceed 90 degrees Fahrenheit and afternoon rains sometimes occur. With rain, excavating during the sum/fall period, weight is added to the product and the freight costs increase. By using the sun, air-drying of the product can be accomplished in between rain occurrences, decreasing drying/freight costs.

We will normally have 120 days a year of air drying based on past weather patterns. Off site drying will be done on volumes exceeding conditional limits. Separation of dried and wet clay will be staged at the mine site.

Approximately 1875 tons of clay can be ripped and air-dried on two separate grids every 3 days during summer heat. Once dry, the clay can be stored for crushing or shipped to another processing plant.

Impurities

The impurities in the deposit have to be identified and stockpiled. Disposition is based on analysis. The present site does not present a storage problem. Block drilling suggests no significant volume exists at this site.

Volume

Given the site conditions, access limits the volume transportable without enhancement. Levels of 250,000 tons represent 7800 loads of 32 tons. For a five-day week at 10 hours operation for 22 weeks would be the minimum loading time allotted by seasonal conditions. With this parameter, 71 trucks must be loaded and navigated on this four-mile stretch each day. We will first go to a 7 day 24 hour per day operation when we reach maximum operation we will widen the haul road, open other excavating sites and conveyors to alleviate this variable.

Drying

This process insures product specification of less than 8% moisture. More than 8% moisture will increase drying time and freight costs. Less than 6% moisture would cause dusting.

Due to the cost of removing moisture with drying equipment, the first option will be to air dry. As much as 125,000 tons can be air-dried under normal weather conditions. The mill site can be set up to spread additional material for drying. The White City plant, an non-affiliate can also air dry.

Drying equipment is available for lease. If late season mining is required due to product demand, air-drying may not be possible. The processing plant at Beaver Marsh is a 34 mile haul from the mine site, rain fall at the mine site is approximately 65 inches per year and 34 miles east the rainfall is 7 inches per year. The cost will be factored into this process based on overrun.

Milling and Packaging

Milling crushes the clay to specified size.   Equipment capable of this
task varies in cost and output. Techniques utilized are volume sensitive. Our initial plans include contingencies based on large single order potential

At the deposit and/or the mill site, milling can be performed for initial volume requirements. Over 20,000 tons can be produced in 90 days with an 8-hour day operation. Downtime potential has been has been subtracted from available run time. Daylight hours during the mining season would permit longer workdays.

One tonnage exceeds maximum capability, unprocessed dry material can be freighted to another location. Mobile equipment that can effectively handle increased volume is available to lease.

Finished material can either be transported in bulk sale or to a packaging/storage area. The White City Industrial area can be utilized for storage, packaging and off-season milling. Additionally, the Chemalt area, 34 miles from the mine, may be used for storage, packaging and off-season milling as it has only 7 inches of rainfall per year, is located on a usable highway, has rail facilities and a major gas line.

Packaged product is offered in 1 lb., 5 lb., 20 lb. and 40 lb.
Containers.   One-ton bulk bags are also available. The majority of
volume will be available in 40 lb. bags.  Pricing is as follows:

	                            Price
Container size              Retail/Wholesale
--------------              ----------------
1 lb.                       $ 4.50-$  2.25
5 lb.                         8.50    4.25
20 lb.                      30.00   15.00
40 lb.                      40.00   20.00

Pricing and packaging will depend on type of markets being targeted. Historically package sizes have been 1 lb, 5 lb, 20 lb, 40lb, 1-ton bags and containers. Material was processed to a 10 mesh minus mesh size and pricing ranged from $ .50 to $ 3.00 per pound retail. Our market research has indicated that a finer more micronized processing to as fine as 325 mesh will open a sizeable market that will allow a pricing structure of more than 10 times the courser mesh product.

As of January 31, 2006, 2,000 tons of material has been mined and transported to a storage area. The first year an independent contractor will perform Milling and Packaging. Initially, 1,000 tons will be processed. The unprocessed clay will be sized and bagged as needed for research and development, marketing or sales.

The Market

Several markets exist for this product. The following categorizes the agriculture markets

1.   Commercial farming (organic) (Non-organic)
2.   Greenhouses
3.   Horticulture growers (nurseries)
4.   Potting soil manufactures
5.   Seed growers
6.   Retail (home gardening)
7.   Landscape services
8.   Use as a fungicide and a fungicide filler

The largest market close to the mine is commercial farming.

Marketing

The agricultural market is presently seeking economical sources of Silicon Fertilizer. In addition to direct sales efforts, Advanced Minerals? initial focus will be to develop and market to the wholesale market channels, such as small and local distributors who market to farmers, both commercial and organic, nurseryman, landscapers and others.

Each of the broad markets identified above, will have specific marketing and sales strategies agendas targeting that market segment. Crisis situations such as the current phylloxera infestations occurring in the grape stock industry will be targeted heavily.

Target Markets

Advanced Minerals will concentrate on the horticultural segment of the market where the greatest potential for economic benefit is expected.

We will select distributors and commission agents who already have an agriculture customer base and who are receptive to the potential market for OR-GRO.

Advertising and Promotion

We intend to work with seasoned and capable advertising and public relations people who will assist in developing a comprehensive
advertising and public relations program.   Advertising will be done
independently and cooperatively with distributors and companies with whom the company has joint marketing /sales relationships.

Advanced Minerals will develop a professional web site.

Early promotional efforts will be to exhibit photos and create videos of plants that show results from the use of OR-GRO. Included with the photos and videos will be scientific proof that silicon fertilizer is essential in sustaining crop yields. The web site will be included in all the promotion and printed material.

Competition

The OR-GRO mineralized clay is unique to the market place. There are products on the market, which are effective soil amendments. Organic fertilizers range from $550 to $998 per ton. Most are used to address the soil structure, which enhances plant health, (kelp meal, blood meal, and bone meal). These products do increase yield and nutrient levels, but none exhibit the percentage gains of OR-GRO.

Rock dust costs about $350 per ton delivered to a customer in Washington from British Columbia.

Horticultural silicon fertilizers include potassium silicate and sodium silicates priced as high as $1,800 per ton depending on their soluble silicon levels. Commercial farming utilizes calcium silicates (rec-lime) and in some instances finely ground basalt with application rates as high as 15 tons per acre with cost of $45 per ton.

Employees

Charles D. Hamilton, an officer and director is currently our only employee. Additionally employees will be hired as funds allow. In the immediate future, Advanced Minerals will hire a general manager and a secretary.

Reports to Security Holders

After this offering, we will become a fully reporting company under the requirements of the Exchange Act, and we will file the necessary quarterly and other reports with the Securities and Exchange Commission. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, NE, Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public
Reference Section of the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates.

Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at: http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

Properties

We lease our office space at 50 Beekman Sq. Jacksonville, Oregon,
97530 on an annual basis at a monthly rate of $500 from a non-affiliate commencing August 2005. Our office space consists of 900 square feet.


DILUTION

Assuming completion of the offering, there will be up to 14,088,807
common shares outstanding.   The following table illustrates the per
common share dilution as of January 31, 2006 that may be experienced by investors at various funding levels.

Funding Level                  $3,000,000      $2,000,000      $1,000,000      $500,000
                              -----------     -----------     -----------    ----------

Offering price                    $2.00            $2.00           $2.00          $2.00
Net tangible book
value per common
share before offering       (.001)          (.001)          (.001)         (.001)
Increase per common
share attributable to
investors                    .209            .149            .079           .039
                           ------          ------          ------         ------
Pro forma net tangible
book value per
common share after
offering                             .21             .15             .08            .04
                                  ------          ------          ------         ------
Dilution to investors               1.79            1.85            1.92           1.96

Dilution as a
percentage of
offering price                      89.5%           92.5%          96.0%          98.0%

Based on 15,788,807 common shares outstanding as of January 31, 2006 and total stockholder's equity of 12,031 utilizing un-audited September 30, 2005 financial statements.

Further Dilution

In the future, Advanced Minerals may issue equity and debt securities:
Any sales of additional common shares may have a depressive effect upon the market price of Advanced Minerals? common shares and investors in this offering.


DIVIDEND POLICY

We have never declared or paid any dividends. In addition, we anticipate that we will not declare dividends at any time in the foreseeable future.

Instead, we will retain any earnings for use in our business. This policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.


                 DETERMINATION OF OFFERING PRICE

The offering price of the common shares was arbitrarily determined by Advanced Minerals based on the financial needs of Advanced Minerals without regard to the book value or market value, if any, of our common shares.

MANAGEMENT?S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Trends and Uncertainties

Advanced Minerals is in the development stage, has not commenced material operations and has sustained a loss to date. The demand for our products would be negatively affected by adverse weather conditions, impurities in the clay and volume limitations.

Investing Activities

Since inception, Advanced Minerals has pursued limited investing activities. For the nine months ended September 30, 2005, Advanced Minerals purchased property and equipment of $1,190 and had an increase in loans receivable of $5,344. As a result, Advanced Minerals had net cash used by investing activities of $4,154 for the nine months ended September 30, 2005.

For the nine months ended September 30, 2004, Advanced Minerals purchased property and equipment of $6,540 resulting in net cash used by investing activities of $6,540.

For the year ended December 31, 2004, Advanced Minerals purchased property and equipment of $1,190 compared to $5,350 for the year ended December 31, 2003. For the year ended December 31, 2004, Advanced Minerals had an increase in loans receivable of $5,344 compared to a decrease in loans receivable of $4,620 for the year ended December 31, 2003.

Financing Activities

For the nine months ended September 30, 2005, Advanced Minerals had an increase of loans payable of $5,000 compared to $156 for the nine months ended September 30, 2004.

For the year ended December 31, 2004, Advanced Minerals had an increase in loans payable of $156 resulting in net cash provided by financing activities. Comparatively, for the year ended December 31, 2003, Advanced Minerals sold common shares for an aggregate of $55,000 resulting in net cash provided by financing activities.

Results of Operations

We are a development stage company and have not yet commenced material operations. For the nine months ended September 30, 2005, we received revenues of only $4,500. Comparatively, for the nine months ended
September 30, 2004, we received revenues of only $890.

For the nine months ended September 30, 2005, we incurred expenses of $6,579 which consisted of basic operating expenses and the administrative, legal and accounting expenses necessary to proceed with this registration statement. Comparatively, for the nine months ended September 30, 2004, we incurred expenses of $7,302 which consisted of basic operating expenses.

For the year ended December 31, 2004, we received revenues of $890 with operating expenses of $10,425 which consisted of basic operating expenses necessary to pursue operations. Comparatively, for the year ended December 31, 2003, we did not receive any revenues but had operating expenses of $40,486 which consisted of legal and accounting fees, lease option payments to Rogue Silicates, expenses for processing, bagging and transporting trial batches of product.

Plan of Operation. Our ability to continue in existence is dependent on our ability to develop commence full scale operations and obtain additional sources of capital.

Milestones:                          Steps                     Timeline

1. Develop additional    	Prepare Business Plan	   	   2 months
   sources of capital

2. Develop mining and         Buy or lease appropriate         3 months
   processing capabilities.     Equipment.

3. Setup marketing plan 	Develop Marketing Materials	   6 months
				      Hire and Train Salesmen		   9 months
                            Establish distribution Network   6?12 months

No one milestone needs to be complete to pursue any other milestone.

1. Advanced Minerals currently has sufficient working capital to defray the cost of hiring and training the sales candidates until the commission based pay commences.

Recently Issued Accounting Pronouncements

In November 2002, the FASB issued FASB Interpretation No. 45 (?FIN 45?), Guarantor?s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others, FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The interpretations provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of both interim and annual periods that end after December 15, 2002. The Company has no guarantees, and therefore believes the adoption of FIN 45 will not have a material impact on its financial statements.

In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67." This Statement references the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, "Accounting for Real

Estate Time-Sharing Transactions". This Statement also states that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. The initial application of SFAS No. 152 will have no impact on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non monetary Assets - a replacement of APB Opinion No. 20 and FASB Statement No. 3". This Statement eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect application of SFAS No. 153 to have a material affect on its financial statements. This Statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect application of SFAS No. 153 to have a material affect on its financial statements.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error - an amendment of APB Opinion No. 29". This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the usual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects of the cumulative effect of the change. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect application of SFAS No. 154 to have a material affect on its financial statements.

Controls and Procedures

The chief executive officer and chief financial officer of Advanced Minerals has made an evaluation of the disclosure controls and procedures relating to the financial statements of Advanced Minerals for the nine months ended September 30, 2005 and have judged such controls and procedures to be effective as of September 30, 2005 (the evaluation date).

There have not been any significant changes in the internal controls of Advanced Minerals or other factors that could significantly affect internal controls relating to Advanced Minerals since the evaluation date.

MANAGEMENT

Our bylaws provide that the number of directors who shall constitute the whole board shall be such number, as the board of directors shall at the time have designated. Each director shall be selected for a term of one year and until his successor is elected and qualified. Vacancies are filled by a majority vote of the remaining directors then in office with the successor elected for the un-expired term and until the successor is elected and qualified.

The directors, executive officers and significant employees are as follows:

NAME                         AGE        POSITIONS HELD              TERM
Charles D. Hamilton          58        President, CEO, CFO       January 3, 2005
                                       Director                     to present

Gary Arthur                  55        Director                   May 3, 2000
                                                                    to present

Don Chapman                  69        Director                   June 6, 2005
                                                                    to present

Lee Meyer                    82        Vice President of          June 6, 2005
                                       Marketing, Director         to present

The above named directors will serve in their capacity as director until our next annual shareholder meeting to be held within six months of our fiscal year's close. Directors are elected for one-year terms.

Resumes

Charles D. Hamilton.   Mr. Hamilton owned and operated two restaurants
in Oregon, The Hamilton House 1976-1998, 10,000 sq. ft. upscale dining
facility that sold for $1.4M.    From 1998-2004 Hamilton developed and
operated the Hamilton River House located on the Rogue River. The Hamilton River House sold in 2004 for $1.1M. From 1993-1999, Mr. Hamilton was a director, executive committee member and treasurer of the Oregon Restaurant Association, where he served to represent over 3,000 Oregon Restaurants.

Educated at Lewis and Clark College, Mr. Hamilton was awarded a BS degree in Psychology. Mr. Hamilton did his graduate studies at San Francisco State (Industrial Psychology and Organizational Behavior).

In 1972, he assisted in the development of the first local probation department in Josephine County. In 1974, Mr. Hamilton applied for a grant and was instrumental in development of the first residential treatment center for young men on probation in the Grants Pass-Merlin area.

Gary Arthur.   From 2001 to 2005, Mr. Arthur worked as a customer
service representative for Sprint, a communications company.   From
1996 to present, Mr. Arthur provided consulting services on a self
employed basis.   From 1985-1996, Mr. Arthur was the owner/operator of
Beaver Shook and Stock, a manufacturing business in Murphy, Oregon. Gary?s management produced growth from original purchase in 1985 of $100,000 per year to over $1.5 million when company sold in 1996. Mr. Arthur has a bachelor of science degree in Business Administration from the University of Maine in 1977 He earned an associate?s degree in computer technology in 1977 when he attended Air Force University and Cost Engineering at Richter College.

Don Chapman.   Mr. Chapman graduated of Portland State University with
a degree in Behavioral Sciences in 1968.  He was honorably dispatched
from the Army 1962.   Mr. Chapman completed graduate studies in
marketing at University of Cincinnati and Xavier University.

Mr. Chapman worked for Bio-Organics, Inc. from 1996-present. Bio-Organics is engaged in the manufacturing, distribution and marketing of biological
soil additives.   He developed trade with Europeans and Asian marketplace
and has established business with over 20 dealerships in North and South America. Mr. Chapman currently markets direct sales to landscapers, farmers, gardeners, golf courses and plant nurseries. He also oversees direct marketing via print advertising and internet marketing by establishing website and automated ordering systems.

Don?s experience and employment background is extensive:
-	Burke Marketing Research, Cincinnati, Ohio, 1968-1975.
-	Account Executive trainee advancement to Chicago branch manager.
-	Mr. Chapman designed, administered, analyzed and presented survey research results for major advertisers:
      -  Kraft Foods,
      -  Quaker,
      -  Sears,
      -  Allstate,
      -  KFC,
      -  Abbott Labs,
      -  US Army Recruiting Command,
      -  Pizza Hut,
      -  RJ Reynolds, and
      -  Wrigley.
   - Ad Factors Inc., Chicago, Il, 1975-1986, CEO/President. Founded company with three other employees of Burke Marketing Research. Designed and conducted custom-design marketing/advertising strategy and evaluated new products through home use trials/test markets. Clients include:
         -   Kraft Foods,
         -   Proctor & Gamble,
         -   BMW,
         -   United Airlines,
         -   Warner-Lambert,
         -   Citicorp,
         -   McDonald?s,
         -   General Mills and
         -   Apple Computer.

The company was named one of Inc. Magazine?s 500 fastest growing private companies in 1982. With 330 employees and offices in Chicago, New York and Philadelphia. Sold to a British investment company in 1986.

From 1986-1994, Mr. Chapman took a personal sabbatical leave.   From 1994-
1996, Mr. Chapman developed a full service-advertising agency in partnership with his son that produced printed ads, brochures and television commercials.

Lee Meyer. Mr. Meyer is a currently a manager at Omni International, LLC a company specializing in imported stone. A graduate from Arizona State University with advanced studies, Mr. Meyer has a degree in chemistry. Mr. Meyer has invented, manufactured and marketed products
in the paint industry.   He is the founder and inventor of Stretchcoat,
a elastomer and lightweight latex paint for the building industry. Other products invented and developed by Mr. Meyer include Coro-Chek, a cleaner and lubricant for airless sprayers currently marketed throughout the world and is sold under private labels to major equipment manufactures.

Executive Officer Compensation

We may elect to award a cash bonus to key employees, directors, officers and consultants based on meeting individual and corporate planned objectives.

The following shows the annual salaries, bonuses and stock options for our executive officers for the year ended March 31, 2005:

-------------------------------------------------------------------------------------------------------------------------+
                                             SUMMARY COMPENSATION TABLE
+----------------------------------------------------------------+--------------------------------------------------------+
|                                                                | Long-Term Compensation                                 |
+----------------------+-----------------------------------------+------------------------------+-------------------------+
|                      | Annual Compensation                     | Awards                       | Payouts                 |
+----------------------+---------+-----------+-------------------+-----------+------------------+-------------------------+
|(a)        |   (b)    | (c)     |   (d)     | (e)               | (f)       |  (g)             |  (h)       (i)          |
+-----------+----------+---------+-----------+-------------------+-----------+------------------+----------+--------------
|           |          |         |           | Other             |Restricted | Securities       |          |              |
|Name and   |          | Annual  |   Annual  | Annual            |Stock      | Underlying       |LTIP      | All Other    |
|Principal  | Fiscal   | Salary  |   Bonus   | Compensation      |Awards     | Options/SARs     |Payouts   | Compensation |
|Position   |  Year    | ($)     |   ($)     | ($)               |($)        | (#)              |($)       | ($)          |
+-----------+----------+---------+-----------+-------------------+-----------+------------------+----------+--------------+
|Charles D. |  2005      $     -        -            -                  -            -                 -           -
|Hamilton(1)
|CEO, CFO
+-----------+----------+---------+-----------+-------------------+-----------+------------------+----------+--------------+

(1) Mr. Hamilton's aggregate restricted stock holdings at the end of the last completed fiscal year were 1,389,808 common shares with a value of $1,389.81. All common shares have a rule 144 restrictive legend.

                            Individual Grants
---------------------------------------------------------------------------------
(a)                (b)                (c)                 (d)                (e)
                Number of
                Securities         % of Total
                Underlying         Options/SARs
                Options/           Granted to
                SARs               Employees in      Exercise or Base     Expiration
Name            Granted(#)         Fiscal Year       Price ($/Sh)            Date
Charles D.
Hamilton            -                     -                -                    -

(1)All of the above options/SARs granted were exercisable based on 50% of such options exercisable after the first anniversary date in which they were awarded with the balance exercisable after the second anniversary date.
Option/SAR Grants in Last Fiscal Year

 (a)               (b)                (c)                 (d)                (e)
                                                      Number of
                                                      Securities         Value of
                                                      Underlying         Unexercised
                                                      Unexercised        In-the-Money
                                                      Options/SARs       Options/SARs
                                                      FY-End(#)          FY-End($)
                Shares Acquired                       Exercisable/       Exercisable/
Name            on Exercised(#)   Value Realized($)   Unexercisable      Unexercisable
---------------------------------------------------------------------------------------
Charles D.
  Hamilton              -                 -                  -                    -

The blank tables are intentional. No grants required to be disclosed have been made.

We do not have any standard arrangements by which directors are compensated for any services provided as a director. No cash has been paid to the directors in their capacity as such.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 31, 2006, the number and percentage of outstanding shares of Advanced Minerals common stock owned by (i) each person known to us to beneficially own more than 5% of its outstanding common stock, (ii) each director, (iii) each named executive officer, and (iv) all officers and directors as a group.

Name of                     Common Stock        % Class Owned       % Class Owned
Beneficial Owner          Beneficially Owned   before offering      after offering
Charles D. Hamilton
233 Rogue River Highway
Grants Pass, Oregon           1,389,808              3.89%              3.48%

Lee Meyer                             0              0.00%              0.00%
4045 Little Applegate Rd.
Jacksonville, Or.97530

Don Chapman                           0              0.00%              0.00%
53606 Bridge Drive
La Pine, OR 97739

Gary Arthur
2054 Haviland
Grants Pass, Oregon 97527       700,000             25.42%             22.71%

Officers & Directors
  As a Group (4 Persons)      2,089,808             29.31%             26.19%

Rogue Silicates, Inc.
P.O. Box 413
Murphy, Oregon 97533         5,000,000              31.66%             28.92%

Raymond Huckaba
7234 N. Applegate Road
Grants Pass, Oregon 97527    1,900,000              12.03%            10.98%

Percentages are based upon 15,788,807 issued and outstanding as of January 31, 2006.


DESCRIPTION OF CAPITAL STOCK

The following statements constitute brief summaries of Advanced
Minerals? certificate of incorporation and bylaws, as amended.

Common Shares. Advanced Minerals? articles of incorporation authorize it to issue up to 29,000,000 common shares and 1,000,000 preferred shares, $0.001 par value per common and preferred share.

Liquidation Rights. Upon liquidation or dissolution, each outstanding common share will be entitled to share equally in the assets of Advanced Minerals legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights. There are no limitations or restrictions upon the rights of the board of directors to declare dividends out of any funds legally available therefore. Advanced Minerals has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The board of directors initially may follow a policy of retaining earnings, if any, to finance the future growth of Advanced Minerals. Accordingly, future dividends, if any, will depend upon, among other considerations, Advanced Minerals? need for working capital and its financial conditions at the time.

Voting Rights. Holders of common shares of Advanced Minerals are entitled to voting rights of one hundred percent. Holders may cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights. Common shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional common shares in the event of a subsequent offering. Common Shares do not have cumulative voting features. Our By-laws allow action to be taken by written consent rather than at a meeting of stockholders with the consent of the holders of a majority of shares entitled to vote.

The authorized preferred stock may be issued from time to time in series. The board of directors is authorized to establish such series, to fix and determine the variations and the relative rights and preferences as between series, and to thereafter issue such stock from time to time. The board of directors is also authorized to allow for conversion of the preferred stock to common stock under terms and conditions as determined by the board of directors.

Transfer Agent. Fidelity Transfer Company 1800 South West Temple, Suite 301 Salt Lake City, Utah, 84115 will transfer stock for the company.


SHARES ELIGIBLE FOR FUTURE SALE

Upon the date of this prospectus, there are 15,788,807 shares of our common stock outstanding of which 1,121,001 common shares may be freely traded without restriction. The 1,121,001 common shares were issued pursuant to an exemption from registration under Section 4(2) and/or Rule 504 of the Securities Act of 1933.

Upon the effectiveness of this registration statement, up to an additional 1,500,000 common shares may be sold pursuant to this prospectus and will be eligible for immediate resale in the public market if and when any market for the common stock develops. The remaining common shares will be restricted within the meaning of Rule 144 under the Securities Act, and are subject to the resale provisions of Rule 144.

In general, under Rule 144, a person who has beneficially owned, for at least one year, shares of common stock that have not been registered under the Securities Act or that were acquired from an affiliate of Advanced Minerals is entitled to sell within any three-month period the number of shares of common stock that does not exceed the greater of:

   - One percent of the number of then outstanding shares of common stock, or

   - The average weekly reported trading volume during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to notice and manner of sale requirements and to the availability of current public information and must be made in unsolicited brokers' transactions or to a market maker. A person who is not an affiliate of Advanced Minerals under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell the shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions. Affiliates must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the two year holding period has expired and must comply with the restrictions and requirements of Rule 144 in order to sell unrestricted shares.

No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.



DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not traded over the counter. We intend to apply for the listing of our common stock on the Over The Counter Bulletin Board.

Holders

As of January 31, 2006, the approximate number of shareholders of common stock of Advanced Minerals was 67.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying any dividends in the foreseeable
future.   We plan to retain any future earnings for use in our
business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the board of directors deems relevant.


EXPERTS

The financial statements of Advanced Minerals appearing in this registration statement have been audited by Larry O?Donnell, CPA, P.C., independent auditors and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


LEGAL PROCEEDINGS

There are no legal proceedings, pending or threatened, against Advanced Minerals or its officers or directors in their capacity with Advanced Minerals at this time.


LEGAL MATTERS

Jody M. Walker, Centennial, Colorado, will pass upon certain legal matters with respect to the issuance of shares of common stock offered by this prospectus.


WHERE YOU CAN FIND MORE INFORMATION

At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at:

Advanced Minerals Technologies, Inc.
50 Beekman Sq.
Jacksonville, OR 97530
541-899-1500
Attention: Charles D. Hamilton, Chief Executive Officer and Chief
Financial Officer

Our fiscal year ends on December 31. We are a reporting company and file annual, quarterly and current reports with the SEC. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F Street, NE, Washington D.C. 20549.

You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.

FINANCIAL STATEMENTS

The following financial statements required by Item 310 of Regulation S-B are furnished below:

Balance Sheet ? September 30, 2005 and 2004(unaudited)
Statement of Operations for the Periods Ended September 30, 2005 and 2004 and November 9, 1999 (Inception) to September 30, 2005 (unaudited) Statement of Cash Flows for the Periods Ended September 30, 2005 and 2004 and Inception (November 9, 1999) to September 30, 2005 (unaudited).
Notes to Financial Statements (unaudited)

Report of Independent Registered Public Accounting Firm dated October
12, 2005.
Balance Sheets ? December 31, 2004 and 2003
Statement of Operations for the periods ended December 31, 2004 and 2003 and inception (November 9, 1999) to December 31, 2004.
Statement of Changes in Stockholders' Equity for the periods ended December 31, 2004 and 2003 and inception (November 9, 19999) to December 31, 2004.
Statement of Cash Flows for the years ended December 31, 2004 and inception (November 9, 1999) to December 31, 2003.
Notes to Financial Statements.

                  Advanced Minerals Technologies, Inc.
                     (a development stage company)
                            Balance Sheets
                              (unaudited)
                      September 30, 2005 and 2004

                                Assets

                                                      2005         2004
                                                  ----------   ----------

Current assets
  Cash                                           $    3,963    $   3,871
  Inventory                                           3,230        3,230
                                                 ----------   ----------
    Total current assets                              7,193        7,101
                                                 ----------   ----------
Property and equipment                                1,540        1,540
Less accumulated depreciation                           394          100
                                                 ----------   ----------
                                                      1,146        1,440
                                                 ----------   ----------
Mineral interest                                      8,348        8,348
                                                 ----------   ----------
Security deposits                                       500          500
                                                 ----------   ----------
                                                 $   17,187   $   17,389
                                                 ==========   ==========


Liabilities and Stockholders? Equity

Current liabilities
Loan payable                                     $    5,156   $      156
                                                 ----------   ----------
Total current liabilities                             5,156          156
                                                 ----------   ----------

Stockholders? equity
Preferred stock, $.001 par value, authorized
 1,000,000 shares, none issued and outstanding
Common stock, $.001 par value, authorized
 29,000,000 shares, issued and outstanding
 15,788,807 shares                                  12,589        12,589
Additional paid in capital                          63,011        63,011
Deficit accumulated during development stage       (63,569)      (58,367)
                                                ----------    ----------
                                                    12,031        17,233
                                                ----------    ----------
                                                $   17,187    $   17,389
                                                ==========    ==========


See Notes to Financial Statements

                  Advanced Minerals Technologies, Inc.
                     (a development stage company)
                       Statements of Operations
                              (Unaudited)
               Periods Ended September 30, 2005 and 2004
        And Inception (November 9, 1999) to September 30, 2005

                                                                        Inception
                                                                      (Nov 9, 1999)
                                                                           to
                                            2005          2004        Sept 30, 2005
                                        ----------     ----------      ----------
Revenues                                $    4,500     $      890      $    5,390

Operating expenses                           6,579          7,302          68,959
                                        ----------     ----------      ----------

Net loss                                $   (2,079)    $   (6,412)     $  (63,569)
                                        ==========     ==========      ==========

Basic and diluted loss per share        $    (.000)    $    (.001)     $    (.006)
                                        ==========     ==========      ==========

Weighted average number of
  common shares outstanding             12,588,807     12,588,807      11,314,000
                                        ==========     ==========      ==========



See Notes to Financial Statements

                  Advanced Minerals Technologies, Inc.
                     (a development stage company)
                   Statements of Stockholders? Equity
                              (Unaudited)
               Periods Ended September 30, 2005 and 2004
        And Inception (November 9, 1999) to September 30, 2005

                                                                 Additional
                                             Common Stock          Paid In   Accumulated
                                         Shares       Amount       Capital     Deficit
                                       ----------   ----------   ----------   ----------
Issuance of common stock on
 November 9, 1999 to founders
 for services                           2,000,000   $    2,000   $        -   $   (2,000)

Issuance of common stock on
 May 3, 2000for services                1,452,000        1,452            -       (1,452)

Issuance of common stock on
 May 3, 2000 for mineral interests      8,348,000        8,348            -            -
                                       ----------   ----------   ----------   ----------

Balance, December 31, 2001             11,800,000       11,800            -       (3,452)

Issuance of common stock for cash          40,001           40        5,960            -

Issuance of common stock
 for services                              18,666           19        2,781            -

Net loss for the year                           -            -            -       (8,017)
                                       ----------   ----------   ----------   ----------

Balance, December 31, 2002             11,858,667       11,859        8,741      (11,469)

Issuance of common stock for cash         730,140          730       54,270            -

Net loss for the year                           -            -            -      (40,486)
                                       ----------   ----------   ----------   ----------

Balance, December 31, 2003             12,588,807       12,589       63,011      (51,955)

Net loss for the year                           -            -            -       (9,535)
                                       ----------   ----------   ----------   ----------

Balance December 31, 2004              12,588,807       12,589       63,011      (61,490)

Net loss for the year                           -            -            -       (2,079)
                                       ----------   ----------   ----------   ----------

Balance September 30, 2005             12,588,807   $   12,589   $   63,011   $  (63,569)
                                       ==========   ==========   ==========   ==========

See the Notes to Financial Statement

                  Advanced Minerals Technologies, Inc.
                     (a development stage company)
                       Statements of Cash Flows
                              (Unaudited)
               Periods Ended September 30, 2005 and 2004
        And Inception (November 9, 1999) to September 30, 2005

                                                                     Inception
                                                                   (Nov 9, 1999)
                                                                         to
                                              2005         2004     Sept 30, 2005
                                           ----------   ----------   ----------
Cash flows from operating activities
  Net loss                                 $   (2,079)  $   (6,412)  $  (63,569)
  Noncash items Included in net loss
  Common stock issued for services                  -            -        6,252
   Depreciation                                   252          100          394
   Assets exchanged for fees                        -        5,000        5,000
  Decrease (increase) in:
   Inventory                                        -            -       (3,230)
   Security deposits                                -            -         (500)
                                           ----------   ----------   ----------
Net cash (used) provided by
 operating activities                          (1,827)      (1,312)     (55,653)
                                           ----------   ----------   ----------
Cash flows from investing activities
  Purchase of property and equipment                -       (1,190)      (6,540)
  Increase (decrease) in loans receivable           -        5,344            -
                                           ----------   ----------   ----------
Net cash used by investing activities               -        4,154      ( 6,540)
                                           ----------   ----------   ----------
Cash flows from financing activities
  Increase of loans payable                     5,000          156        5,156
  Sale of common stock                              -            -       61,000
                                           ----------   ----------   ----------
Net cash provided by financing activities       5,000          156       66,156
                                           ----------   ----------   ----------
Net increase (decrease) in cash                 3,173        2,998        3,963

Cash, beginning                                   790          873            -
                                           ----------   ----------   ----------
Cash, ending                               $    3,963   $    3,871   $    3,963
                                           ==========   ==========   ==========
Schedule of non-cash investing and
 financing transactions
     Mineral rights acquired
     Issuance of common stock                                        $    8,348
                                                                     ==========
     Equipment exchanged for annual fees                             $    5,000
                                                                     ==========

See Notes to Financial Statements

                  Advanced Minerals Technologies, Inc.
                     Notes to Financial Statements
                              (Unaudited)

Note 1 ? Organization and Summary of Significant Accounting Policies

Organization of Business
------------------------
The Company was incorporated as Swan Land and Cattle Company in the state of Wyoming on November 9, 1999. On November 17, 1999 the name was changes to U.S. Sonix, Inc. On March 27, 2000 the name was changed to Advanced Minerals Technologies, Inc.

The Company is formulating plans to process, market and distribute a unique mineralized clay classified as pyrophyllite. The Company has acquired the mineral interest of pyrophyllite ore in Oregon.

The Company has not achieved significant revenues and is a development stage company.

Use of Estimates
----------------
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from these estimates.

Fair Value of Financial Instruments
-----------------------------------
Fair value estimates are based upon certain market assumptions and pertinent information available to management as of September 30, 2005. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Comprehensive Income
--------------------
Statement of Financial Accounting Standards No. 130, Reporting
Comprehensive Income, establishes requirements for disclosure of comprehensive income (loss). The Company did not have any components of comprehensive income (loss) to report.

Cash equivalents
----------------
The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Property and Equipment
----------------------
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the related assets of five years.

Mineral Interests
-----------------
Mineral Interests is carried at cost.

Net Loss Per Share
------------------
SFAS No. 128, Earnings per Share, requires dual presentation of basic and diluted earnings or loss per share (?EPS?) for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution; diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company, unless the effect is to reduce a loss or increase earnings per share. The Company had no potential common stock instruments, which would result in a diluted loss per share. Therefore, diluted loss per share is equivalent to basic loss per share.

Stock-Based Compensation
------------------------
SFAS No. 123, Accounting For Stock-Based Compensation, defines a fair-value-based method of accounting for stock-based employee compensation plans and transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, and encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company, at times, issues shares of common stock in payment for services rendered to the Company. The estimated fair value of the shares issued approximates the value of the services provided.

The Company accounts for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting For Stock Issued To Employees ("APB No. 25") and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock.

Revenue recognition
-------------------
The Company recognizes revenue on an accrual basis as it invoices for product. The Company recognizes revenue after the product has been delivered.

Advertising
-----------
Advertising costs are expensed as incurred.

Income Taxes
------------
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

Inventory
---------
Inventory consists of production materials and is stated at the lower of cost (first-in, first-out method), or market value.

Recently Issued Accounting Pronouncements
-----------------------------------------
In January, 2004 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 (revised 2003) ?Employers? Disclosures about Pensions and Other Postretirement Benefits?, an amendment of FASB Statements No. 87, 88, and 106. The Statement revises employers? disclosures about pension plans and other postretirement benefit plans. The statement retains the disclosure requirements contained in FASB Statement No. 132, which it replaces, and requires additional annual disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. Statement No. 132R requires us to provide disclosures in interim periods for pensions and other postretirement benefits. We adopted Statement No. 132R in the quarter ended March 31, 2004.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs an
amendment of ARB No. 43, Chapter 4".   This Statement clarifies the
accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted materials. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The initial application of SFAS No. 151 will have no impact on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67". This Statement references the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, "Accounting for Real Estate Time-Sharing Transactions". This Statement also states that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. The initial application of SFAS No. 152 will have no impact on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets - a replacement of APB Opinion No. 20 and FASB Statement No. 3". This Statement eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect application of SFAS No. 153 to have a material affect on its financial statements. This Statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect application of SFAS No. 153 to have a material affect on its financial statements.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error - an amendment of APB Opinion No. 29". This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the usual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects of the cumulative effect of the change. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect application of SFAS No. 154 to have a material affect on its financial statements.

Note 2 - Stockholders' Equity

Common Stock
------------
Dividends may be paid on outstanding shares as declared by the Board of Directors. Each share of common stock is entitled to one vote.

Preferred Stock
---------------
No shares of preferred stock have been issued or are outstanding.
Dividends, voting rights and other terms, rights and preferences of the preferred shares have not been designated but may be designated by the Board of Directors from time to time.

Note 3 - Income Taxes

There is no provision for income taxes since the Company has incurred net operating losses. Income taxes at the federal statutory rate is reconciled to the Company?s actual income taxes as follows:

                                                 2005         2004
                                              ----------   ----------
  Federal income tax benefit at
   statutory rate (34%)                       $     (900)  $   (2,100)
  State income tax benefit net of
   federal tax effect                                  -            -
  Deferred income tax valuation allowance            900        2,100
                                              ----------   ----------
                                              $        -   $        -
                                              ==========   ==========

The Company?s deferred tax assets are as follows:

                                                 2005         2004
                                              ----------   ----------
  Net operating loss carry forward             $  20,300   $   19,700
  Valuation allowance                            (20,300)     (19,700)
                                              ----------   ----------
                                              $        -   $        -
                                              ==========   ==========

At September 30, 2005, the Company has net operating loss carry forwards of $56,000 which may be available to offset future taxable income through 2023.

Note 4 - Mineral Interest

On April 20, 2000 the Company has acquired the mineral interest of pyrophyllite ore in Oregon. The seller has agreed to sell to the Company 10 million tons of pyrophyllite for 5,000,000 shares of common stock. The stock has been valued at its par value of $.001 per share. The will also pay to the buyer $5,000 per year for maintenance.

                       Larry O'Donnell, CPA, P.C.

Telephone (303) 745-4545                      2228 South Fraser Street
                                                                Unit 1
                                               Aurora, Colorado  80014


                      Independent Auditor?s Report

Board of Directors
Advanced Minerals Technologies, Inc.

I have audited the accompanying balance sheets of Advanced Minerals Technologies, Inc. (a development stage company) as of December 31, 2004 and 2003 the related statements of operations, stockholders? equity and cash flows for the two years then ended and the period from inception (November 9, 1999) to December 31, 2004. These financial statements are the responsibility of the Company?s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes excavating, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Minerals Technologies, Inc. (a development stage company) as of December 31, 2004 and 2003 and the results of its operations and cash flows for the two years then ended and the period from inception (November 9, 1999) to December 31, 2004 in conformity with generally accepted accounting principles in the United States of America.




October 12, 2005

                  Advanced Minerals Technologies, Inc.
                     (a development stage company)
                            Balance Sheets
                      December 31, 2004 and 2003

                                Assets

                                                 2004         2003
                                              ----------   ----------
Current assets
  Cash                                        $      790   $      873
  Loan receivable ? shareholder                        -        5,344
  Inventory                                        3,230        3,230
                                              ----------   ----------
    Total current assets                           4,020        9,447
                                              ----------   ----------
Property and equipment                             1,540        5,350
Less accumulated depreciation                        142            -
                                              ----------   ----------
                                                   1,398        5,350
                                              ----------   ----------
Mineral interest                                   8,348        8,348
                                              ----------   ----------
Security deposits                                    500          500
                                              ----------   ----------
                                              $   14,266   $   23,645
                                              ==========   ==========


                  Liabilities and Stockholders? Equity

Current liabilities
  Loan payable                                $      156   $        -
                                              ----------   ----------
    Total current liabilities                        156            -
                                              ----------   ----------

Stockholders? equity
Preferred stock, $.001 par value, authorized
  1,000,000 shares, none issued and outstanding
Common stock, $.001 par value, authorized
  29,000,000 shares, issued and outstanding
  12,588,807 shares                               12,589       12,589
Additional paid in capital                        63,011       63,011
Deficit accumulated during development stage     (61,490)     (51,955)
                                              ----------   ----------
                                                  14,110       23,645
                                              ----------   ----------
                                              $   14,266   $   23,644
                                              ==========   ==========



See Notes to Financial Statements

                  Advanced Minerals Technologies, Inc.
                     (a development stage company)
                       Statements of Operations
                Years Ended December 31, 2004 and 2003
          And Inception (November 9, 1999) to December 31, 2004

                                                           Inception
                                                         (Nov 9, 1999)
                                                               to
                                    2004         2003     Dec 31, 2004
                                 ----------   ----------   ----------
Revenues                         $      890   $        -   $      890

Operating expenses                   10,425       40,486       62,380
                                 ----------   ----------   ----------

Net loss                         $   (9,535)  $  (40,486)  $  (61,490)
                                 ==========   ==========   ==========

Basic and diluted loss per share $    (.001)  $    (.003)  $    (.006)
                                 ==========   ==========   ==========

Weighted average number of
  common shares outstanding      12,588,807   12,210,000   11,130,000
                                 ==========   ==========   ==========





See Notes to Financial Statements

                  Advanced Minerals Technologies, Inc.
                     (a development stage company)
                  Statements of Stockholders? Equity
               Periods Ended December 31, 2004 and 2003
         And Inception (November 9, 1999) to December 31, 2004

                                                                 Additional
                                             Common Stock          Paid In   Accumulated
                                         Shares       Amount       Capital     Deficit
                                       ----------   ----------   ----------   ----------
Issuance of common stock on
 November 9, 1999 to founders
 for services                           2,000,000   $    2,000   $        -   $   (2,000)

Issuance of common stock on
 May 3, 2000 for services               1,452,000        1,452            -       (1,452)

Issuance of common stock on
 May 3, 2000 for mineral interests      8,348,000        8,348            -            -
                                       ----------   ----------   ----------   ----------

Balance, December 31, 2001             11,800,000       11,800            -       (3,452)

Issuance of common stock for cash          40,001           40        5,960            -

Issuance of common stock
 for services                              18,666           19        2,781            -

Net loss for the year                           -            -            -       (8,017)
                                       ----------   ----------   ----------   ----------

Balance, December 31, 2002             11,858,667       11,859        8,741      (11,469)

Issuance of common stock for cash         730,140          730       54,270            -

Net loss for the year                           -            -            -      (40,486)

                                       ----------   ----------   ----------   ----------

Balance, December 31, 2003             12,588,807       12,589       63,011      (51,955)

Net loss for the year                           -            -            -       (9,535)
                                       ----------   ----------   ----------   ----------

Balance December 31, 2004              12,588,807   $   12,589   $   63,011   $  (61,490)
                                       ==========   ==========   ==========   ==========





See the Notes to Financial Statements

                  Advanced Minerals Technologies, Inc.
                     (a development stage company)
                       Statements of Cash Flows
                     Years Ended December 31, 2004
         And Inception (November 9, 1999) to December 31, 2003

                                                                     Inception
                                                                   (Nov 9, 1999)
                                                                         to
                                              2004         2003     Dec 31, 2004
                                           ----------   ----------   ----------
Cash flows from operating activities
  Net loss                                 $   (9,535)  $  (40,486)  $  (61,490)
  Noncash items Included in net loss
  Common stock issued for services                  -            -        6,252
   Depreciation                                   142            -        1,142
   Assets exchanged for fees                    5,000            -        5,000
  Decrease (increase) in:
   Inventory                                   (3,230)           -       (3,230)
   Security deposits                                -         (500)        (500)
                                           ----------   ----------   ----------
Net cash (used) provided by
 operating activities                          (4,393)     (44,216)     (53,826)
                                           ----------   ----------   ----------
Cash flows from investing activities
  Purchase of property and equipment           (1,190)      (5,350)      (6,540)
  Increase (decrease) in loans receivable       5,344       (4,620)           -
                                           ----------   ----------   ----------
Net cash used by investing activities           4,154       (9,970)     ( 6,540)
                                           ----------   ----------   ----------
Cash flows from financing activities
  Increase of loans payable                       156            -          156
  Sale of common stock                              -       55,000       61,000
                                           ----------   ----------   ----------
Net cash provided by financing activities         156       55,000       61,156

Net increase (decrease) in cash                   (83)         814          790

Cash, beginning                                   873           59            -
                                           ----------   ----------   ----------
Cash, ending                               $      790   $      873   $      790
                                           ==========   ==========   ==========
Schedule of noncash investing and financing transactions
    Mineral rights acquired
    Issuance of common stock                                         $    8,348
                                                                     ==========
    Equipment exchanged for annual fees                                  $5,000
                                                                     ==========

See Notes to Financial Statements

                  Advanced Minerals Technologies, Inc.
                     Notes to Financial Statements

Note 1 ? Organization and Summary of Significant Accounting Policies

Organization of Business

The Company was incorporated as Swan Land and Cattle Company in the state of Wyoming on November 9, 1999. On November 17, 1999 the name was changes to U.S. Sonix, Inc. On March 27, 2000 the name was changed to Advanced Minerals Technologies, Inc.

The Company is formulating plans to process, market and distribute a unique mineralized clay classified as pyrophyllite. The Company has acquired the mineral interest of pyrophyllite ore in Oregon.

The Company has not achieved significant revenues and is a development stage company.

Use of Estimates
----------------
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from these estimates.

Fair Value of Financial Instruments
-----------------------------------
Fair value estimates are based upon certain market assumptions and pertinent information available to management as of December 31, 2004. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Comprehensive Income
--------------------
Statement of Financial Accounting Standards No. 130, Reporting
Comprehensive Income, establishes requirements for disclosure of comprehensive income (loss). The Company did not have any components of comprehensive income (loss) to report.

Cash equivalents
----------------
The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Property and Equipment
----------------------
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the related assets of five years.

Mineral Interests
-----------------
Mineral Interests is carried at cost.

Net Loss Per Share
------------------
SFAS No. 128, Earnings per Share, requires dual presentation of basic and diluted earnings or loss per share (?EPS?) for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution; diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company, unless the effect is to reduce a loss or increase earnings per share. The Company had no potential common stock instruments, which would result in a diluted loss per share.
Therefore, diluted loss per share is equivalent to basic loss per share.

Stock-Based Compensation
------------------------
SFAS No. 123, Accounting For Stock-Based Compensation, defines a fair-value-based method of accounting for stock-based employee compensation plans and transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, and encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company, at times, issues shares of common stock in payment for services rendered to the Company. The estimated fair value of the shares issued approximates the value of the services provided.

The Company accounts for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting For Stock Issued To Employees ("APB No. 25") and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock.

Revenue recognition
-------------------
The Company recognizes revenue on an accrual basis as it invoices for product. The Company recognizes revenue after the product has been delivered.

Advertising
-----------
Advertising costs are expensed as incurred.

Income Taxes
------------
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.
The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

Inventory
---------
Inventory consists of production materials and is stated at the lower of cost (first-in, first-out method), or market value.

Recently Issued Accounting Pronouncements
-----------------------------------------
In January, 2004 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 (revised 2003) ?Employers? Disclosures about Pensions and Other Postretirement Benefits?, an amendment of FASB Statements No. 87, 88, and 106. The Statement revises employers? disclosures about pension plans and other postretirement benefit plans. The statement retains the disclosure requirements contained in FASB Statement No. 132, which it replaces, and requires additional annual disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. Statement No. 132R requires us to provide disclosures in interim periods for pensions and other postretirement benefits. We adopted Statement No. 132R in the quarter ended March 31, 2004. In November 2004, the FASB issued SFAS No. 151, "Inventory Costs an amendment of ARB No. 43, Chapter 4". This Statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted materials. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The initial application of SFAS No. 151 will have no impact on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67." This Statement references the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, "Accounting for Real Estate Time-Sharing Transactions". This Statement also states that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. The initial application of SFAS No. 152 will have no impact on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - a replacement of APB Opinion No. 20 and FASB Statement No. 3". This Statement eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect application of SFAS No. 153 to have a material affect on its financial statements. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect application of SFAS No. 153 to have a material affect on its financial statements.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error - an amendment of APB Opinion No. 29". This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the usual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects of the cumulative effect of the change. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect application of SFAS No. 154 to have a material affect on its financial statements.

Note 2 - Stockholders' Equity

Common Stock
------------
Dividends may be paid on outstanding shares as declared by the Board of Directors. Each share of common stock is entitled to one vote.

Preferred Stock
---------------
No shares of preferred stock have been issued or are outstanding.
Dividends, voting rights and other terms, rights and preferences of the preferred shares have not been designated but may be designated by the Board of Directors from time to time.

Note 3 - Income Taxes

There is no provision for income taxes since the Company has incurred net operating losses. Income taxes at the federal statutory rate is reconciled to the Company?s actual income taxes as follows:

                                                 2004         2003
                                              ----------   ----------
  Federal income tax benefit at
   statutory rate (34%)                       $   (1,800)  $  (13,600)
  State income tax benefit net of
   federal tax effect                                  -            -
  Deferred income tax valuation allowance          1,800       13,600
                                              ----------   ----------
                                              $        -   $        -
                                              ==========   ==========

The Company?s deferred tax assets are as follows:

                                                 2004         2003
                                              ----------   ----------
  Net operating loss carryforward             $   19,400   $   17,600
  Valuation allowance                            (19,400)     (17,600)
                                              ----------   ----------
                                              $        -   $        -
                                              ==========   ==========

At December 31, 2004, the Company has net operating loss carryforwards of $56,000 which may be available to offset future taxable income through 2023.


Note 4 - Mineral Interest

On April 20, 2000 the Company has acquired the mineral interest of pyrophyllite ore in Oregon. The seller has agreed to sell to the Company 10 million tons of pyrophyllite for 5,000,000 shares of common stock. The stock has been valued at its par value of $.001 per share. The will also pay to the buyer $5,000 per year for maintenance.

Up to a Maximum of 1,500,000 Common Shares,



Prospectus

Advanced Minerals Technologies, Inc.


February 13, 2006


YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SECURITY HOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

Until __________________2007, all dealers and selling stockholders that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The registrant shall pay the expenses.


SEC Registration Fee . . . . . .    $ 353.10
Printing and Engraving Expenses     1,500.00
Legal Fees and Expenses . . . .    18,000.00
Accounting Fees and Expenses. .     5,000.00
Miscellaneous . . . . . . . . .     2,500.00
                                    --------
TOTAL . . . . . . . . . . . . .   $27,353.10
                                  ==========

Item 26. Recent Sales of Unregistered Securities

Advanced Minerals has not issued any securities within the last three years.

Item 27. Exhibits

INDEX TO EXHIBITS


Exhibit Number and Identification of Exhibit
(a) Exhibits

(3) Articles of Incorporation, By-Laws and Stock Option Plan.
      (i) Articles of Incorporation.
      (ii) By-Laws.
      (iv) Instruments defining common stock
(5) Consent and opinion of Jody M. Walker, Attorney At Law.
(10) Purchase agreement dated April 20, 2000 between Advanced Minerals and Rogue Silicates, Inc.
(11) Statement of Computation of Per Share Earnings
         This Computation appears in the Financial Statements.
(23) Consent of Certified Public Accountant.


Item 28. Undertakings

   (a) The undersigned registrant undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

        ii. Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC in accordance with Rule 424(b) of this chapter, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        iii. Include any additional or changed material on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) i. That, for the purpose of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant as provided in Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        ii. For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant as provided in the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Grants Pass, State of Oregon on the 13th day of February 2006.

Advanced Minerals Technologies, Inc.

/s/Charles D. Hamilton
------------------------------
By: Charles D. Hamilton, President

In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates stated signed this registration statement.

Advanced Minerals, Inc.
(Registrant)
By: /s/Charles D. Hamilton                  Dated: February 13, 2006
    -----------------------
    Charles D. Hamilton
    Director, Chief Executive Officer
    Chief Financial Officer, Controller


By: /s/Lee Meyer                            Dated: February 13, 2006
    -----------------------
    Lee Meyer
    Director

By: /s/Don Chapman                          Dated: February 13, 2006
    -----------------------
    Don Chapman
     Director

By: /s/Gary Arthur
    -----------------------                 Dated: February 13, 2006
    Gary Arthur
    Director

1